EXHIBIT 99.1

For Immediate Release

DAN MARINO LEADS NEW FANTASY FOOTBALL PLAYOFF CHALLENGE

MyGuy, a revolutionary real-time fantasy football game where participants pick any player, any time throughout the game, partners with Hall of Fame Quarterback

New York – January 4, 2013 – Viggle Inc. (Symbol: VGGL), the popular social TV service, has today announced that former Miami Dolphins Hall of Fame Quarterback Dan Marino has joined forces with Viggle and will act as Honorary Commissioner of the MyGuy real-time fantasy football game, now through the end of the 2014 season. Marino’s involvement will start with the MyGuy Playoff Football Challenge, running January 5-20. He will provide Viggle members with coaching tips and strategies to help them compete through this year's playoffs for a chance to win the grand prize and join him in New Orleans for The Big Game.

MyGuy is the first of its kind real-time fantasy sports game played within the free Viggle application available for iOS and Android devices. MyGuy knows what teams are playing when a fan is watching a football game on TV and rewards players for success with Viggle points, which they can redeem for real rewards.  Throughout the playoffs, fans will compete for the single highest score in games of MyGuy where users pick any player, any time while watching the games live on TV.

“I am excited to be working with Viggle and MyGuy fantasy football. This is an innovative fantasy sports game that rewards you for actually watching the game live and making changes based on what is happening on the field – in real time,” said Marino. “Now, fans get to play the coach and make adjustments as the game unfolds. No more sitting by as your star player gets injured or is having a bad game. You can sub him out just like the coaches do. What could be more fun and more realistic than that? Get involved now and I will see you in New Orleans.”

The nationwide leaderboard will track results weekly leading up to the Grand Prize – a trip for two to The Big Game in New Orleans, Louisiana – or one of four runner-up prizes – exclusive Marino signed jerseys or helmets and 500,000 Viggle points each. He will be involved throughout the competition providing fantasy football fans with exclusive tips and strategies from when to substitute a running back, quarterback, or receiver to when to play a hot defense. Marino will also post his thoughts at MyGuy.Viggle.com as well as on the Viggle blog and through social channels, giving fans all the latest strategies for success.

“We know that our members have had some fun during the regular season with MyGuy,” said Greg Consiglio, Viggle President and COO. “With the introduction of the MyGuy Playoff Football Challenge, that level of competitive play will increase, and we’re honored to have hall of famer Dan Marino provide coaching tips and special insights this postseason and throughout the 2014 season as well.”

About Viggle:

Viggle, launched in January 2012, rewards its users with points for their loyalty to and engagement with content around their favorite TV shows.  Points can be redeemed for real-world rewards from places like Best Buy, Amazon, Fandango, Hulu Plus and iTunes, among others. Viggle’s audio verification technology recognizes and allows users to check into live, DVR’d and online TV content from more than 170 of the most popular broadcast and cable channels.

###

Contact:

Matthew Caldecutt
DKC Public Relations, Marketing & Government Affairs
212/981-5264
matthew_caldecutt@dkcnews.com